PRA Group Announces Tender Offer for All Shares of DTP S.A.

NORFOLK, Va., February 29, 2016 -- PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, has announced a public tender offer to purchase 100% of the shares in Warsaw-based DTP S.A. (DTP) at PLN 4.90 per share (approximately US$ 1.23 per share), for an aggregate purchase price of PLN 174,998,600 (approximately US$ 43,749,650), assuming PRA acquires 100% of the shares. DTP shares are traded on the Warsaw Stock Exchange. The Company plans to finance this transaction with cash held in Europe and borrowings under its European credit facility.

The offer price represents a 16% premium to the 3-month weighted average share price. Prior to the announcement of the tender offer, shareholders of DTP representing approximately 65% of DTP’s shares entered into irrevocable undertakings to tender their shares in response to the offer.

Steve Fredrickson, chairman and chief executive officer of PRA Group, said, “Poland has a very active market for consumer NPLs and we believe DTP presents us with an opportunity to build a good foundation for growth in the market. This acquisition aligns with our goal of bringing some operational capabilities in Europe in-house and further expands our ability to leverage our operational efficiencies.”

Robert Ditrych, chief financial officer and vice chairman of Paged Group, said, “We support this transaction by committing our 49.5% of DTP shares to this tender. PRA Group’s offer for DTP represents a good outcome for DTP shareholders. The Company will be able to accomplish more through the cooperation with the premier international debt buyer than it could as a stand-alone Company.”

Completion of the transaction is subject to certain customary conditions, including tenders being received in respect of at least 80% of the outstanding DTP shares, as well as Polish Anti-Monopoly Office (UOKiK) approval. Provided that the number of Shares subscribed for under the tender offer is sufficient, following its completion, PRA intends to initiate the process to withdraw DTP shares from public trading and delist the company from the Warsaw Stock Exchange.

The subscription begins on March 18, 2016 and expires on April 18, 2016. Subject to the satisfaction of the closing conditions, PRA expects the tender offer to have a settlement date of April 26, 2016, at the earliest.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group (Nasdaq: PRAA) returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for three years and one of Forbes' Best Small Companies in America for eight consecutive years since 2007. For more information, please visit www.pragroup.com.

About Paged Group
Paged Group is a leading industrial and investment holding in Poland. It consists of the parent company, Paged S.A., listed on the Warsaw Stock Exchange, and a number of subsidiaries in six key operating segments: plywood, furniture, nonperforming loans management, retail, property and other activities.
In 2014, Paged Group generated PLN 710.9 million in consolidated revenue from sales, PLN 120.2 million in EBITDA and PLN 60.8 million in net profit attributable to shareholders of the parent. For more information, please visit www.paged.pl.

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
DCSchoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com

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